Exhibit 3(i)

CERTIFICATE OF ELIMINATION

OF

CONVERTIBLE, NONCUMULATIVE PREFERRED STOCK

OF

LSB INDUSTRIES, INC.

LSB INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies the following:

1. That the Certificate of Designations of the Convertible, Noncumulative Preferred Stock, par value $100 per share, of the Corporation (the “Noncumulative Preferred”) was filed with the Delaware Secretary of State on August 25, 1983 (the “Certificate of Designations”), and the terms of the Certificate of Designation were included in the Corporation’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 2, 1987 (as amended, the “Restated Certificate of Incorporation”).

2. That no shares of Noncumulative Preferred are outstanding.

3. That all shares of the Noncumulative Preferred have been converted, exchanged, redeemed or otherwise acquired by the Corporation, and such shares have the status of authorized and unissued shares of the Corporation’s preferred stock, par value $100 per share, without designation as to class or series, until such shares are once more designated as part of a particular series by the Board of Directors.

4. That on February 22, 2013, the Board of Directors of the Corporation unanimously adopted the following resolutions:

RESOLVED, that no authorized shares of the Noncumulative Preferred are outstanding, and no shares of the Noncumulative Preferred will be issued by the Corporation;

FURTHER RESOLVED, that the Noncumulative Preferred be eliminated as an authorized series within the class of the Corporation’s preferred stock, par value $100 per share; and

FURTHER RESOLVED, that the Chief Executive Officer, President, and each Senior Vice President is hereby authorized and directed to execute and deliver, for filing and on behalf of and in the name of the Corporation, a Certificate of Elimination with the Delaware Secretary of State to eliminate the Noncumulative Preferred.

5. That pursuant to the provisions of § 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this Certificate, this Certificate will have the effect of eliminating from the Restated Certificate of Incorporation only those matters set forth in the Restated Certificate of Incorporation with respect to the Noncumulative Preferred.

IN WITNESS WHEREOF, this Certificate of Elimination has been executed this 22nd day of February 2013, by the Chief Executive Officer of the Corporation.

ATTEST:	LSB INDUSTRIES, INC.

/s/ David Shear	By:	/s/ Jack E. Golsen
David Shear, Secretary		Jack E. Golsen, Chief Executive Officer

            (SEAL)

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